EXHIBIT 5.1

July 3, 2025

Loop Industries, Inc.

480 Fernand-Poitras

Terrebonne, Quebec, Canada, J6Y 1Y4

Re:     Registration Statement on Form S-3 and Prospectus Supplement

Ladies and Gentlemen:

We have acted as counsel to Loop Industries, Inc., a Nevada corporation (the “Corporation”), in connection with the issuance and sale by the Corporation from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of securities registered pursuant to the Corporation’s Registration Statement on Form S-3 (File No. 333-281883) (the “Registration Statement”), which was declared effective by the United States Securities and Exchange Commission (the “Commission”) on September 10, 2024, including the prospectus dated September 10, 2024 (the “Base Prospectus”), and the Prospectus Supplement, dated July 3, 2025 (the “Prospectus Supplement” and, together with the Base Prospectus, including the documents incorporated by reference therein as of the date hereof, the “Prospectus”). The Prospectus covers the offer and sale from time to time by the Corporation of shares of its common stock, $0.0001 par value per share (the “Common Stock”), with an aggregate offering price of up to $15,000,000 (the “Shares”). The Shares are to be issued and sold by the Corporation pursuant to the At The Market Offering Agreement, dated July 3, 2025 (the “Offering Agreement”), between the Corporation and Roth Capital Partners, LLC. The Offering Agreement will be filed with the Commission as Exhibit 10.1 to the Corporation’s Current Report on Form 8-K dated July 3, 2025.

We have reviewed the following documents: (i) the Articles of Incorporation of the Corporation, as filed with the Nevada Secretary of State on March 11, 2010, as amended (the “Articles”); (ii) the Amended and Restated By-laws of the Corporation, effective as of April 4, 2018; (iii) the resolutions adopted by the Corporation’s board of directors authorizing, among other things, the issuance and sale of the Shares and the filing of the Registration Statement and the Prospectus with the Commission; and (iv) the Registration Statement, the Prospectus and the exhibits thereto. We have also reviewed such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Corporation and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth.

Loop Industries, Inc.

July 3, 2025

In delivering this opinion letter, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Corporation. In making our examination of documents executed by parties other than the Corporation, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect thereof with respect to all parties. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinions expressed below are based on the assumptions that: (i) the Registration Statement, the Prospectus, and any amendments or supplements thereto (including any post-effective amendments) have been filed by the Corporation with the Commission and will be effective at the time that any of the Shares are issued, and that persons acquiring the Shares will receive a prospectus containing all of the information required by Part I of the Registration Statement before acquiring such Shares; (ii) the authorization for the issuance of the Shares remains in effect on the dates that the Shares are issued, and, upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Common Stock that the Corporation is then authorized to issue under the Articles, as may be further amended; and (iii) the Shares will be issued and sold in compliance with the Securities Act and the securities or “Blue Sky” laws of various states, if applicable.

On the basis of the foregoing, and subject to the qualifications, assumptions, and limitations set forth herein, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Offering Agreement, will be validly issued, fully paid and nonassessable shares of Common Stock.

This opinion is limited to the present laws of the State of Nevada.  We express no opinion as to the laws of any other jurisdiction, of the United States of America, or to any state “Blue Sky” laws and regulations, and no opinion regarding the statutes, administrative decisions, rules and regulations or requirements of any county, municipality or subdivision or other local authority of any jurisdiction.

Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K (and its incorporation by reference into the Registration Statement) and to the reference to us under the heading “Legal Matters” in the prospectus forming part of the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ballard Spahr LLP